As filed with the Securities and Exchange Commission on June 7, 2005
Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MESA AIR GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	85-0302351

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

410 North 44th Street, Suite 700, Phoenix, Arizona	85008

(Address of Principal Executive offices)	(Zip Code)

2005 Employee Stock Incentive Plan

(Full title of the plan)

Brian S. Gillman
Vice President and General Counsel
Mesa Air Group, Inc.
410 North 44th Street, Suite 700
Phoenix, Arizona 85008

(Name and address of agent for service)

(602) 685-4000

(Telephone number, including area code, of agent for service)

With copy to:

Gregory R. Hall, Esq.
Squire, Sanders & Dempsey L.L.P.
Two Renaissance Square
Suite 2700
40 North Central Avenue
Phoenix, Arizona 85004
(602) 528-4000

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum
Securities	Amount	Offering	Aggregate	Amount of
To Be	To Be	Price	Offering	Registration
Registered	Registered(1)	Per Share(2)	Price(2)	Fee(2)
Common Stock, no par value	1,500,000	$6.48	$9,720,000	$1,142.86

(1)	This Registration Statement also covers (i) the number of shares equal to the number of shares subject to awards granted under the Company’s 1996 Stock Option Plan but ultimately which are not issued under such plan as a result of the cancellation, expiration or forfeiture of such awards and (ii) an indeterminate number of additional shares of Common Stock as may be issuable pursuant to adjustments deemed necessary or equitable by the Compensation Committee of the Board of Directors of the Registrant upon stock splits, stock dividends, or other similar changes in capitalization, as provided in the 2005 Employee Stock Incentive Plan.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low sales prices for shares of Common Stock of Mesa Air Group, Inc., on June 2, 2005, as reported on the Nasdaq National Market.

This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     Pursuant to the instructions to Form S-8, Part I (Information Required in the Section 10(a) Prospectus) is not filed as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

     The following documents are hereby incorporated by reference into this Registration Statement and shall be deemed a part hereof:

       (a) the Annual Report of Mesa Air Group, Inc. (“Mesa”) on Form 10-K for the fiscal year ended September 30, 2004;

       (b) Mesa’s Proxy Statement dated January 10, 2005, filed with the Securities and Exchange Commission;

       (c) all reports filed by Mesa with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above; and

       (d) the description of Mesa’s common stock contained in Mesa’s registration statement filed pursuant to Section 12 of the Exchange Act.

     All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

     Any document, and any statement in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

     Pursuant to Mesa’s Articles of Incorporation, Mesa may, to the fullest extent permitted by Nevada law, indemnify all persons whom it shall have power to indemnify under Nevada law from and against any and all of the expenses, liabilities or other matters referred to or covered by Nevada law. The indemnification provided for shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. The indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Mesa may pay or otherwise advance all expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as such expenses are incurred and in advance of the final disposition of the action, suit or proceeding, provided that the indemnified officer or director undertakes to repay the amounts so advanced if a court of competent jurisdiction ultimately determines that such officer or director is not entitled to be indemnified by Mesa.

     Mesa’s Bylaws further provide that no person shall be indemnified against, or be reimbursed for, any expense or payments incurred in connection with any claim or liability established to have arisen out of such person’s own willful misconduct or gross negligence.

     The above discussion of Mesa’s Articles of Incorporation and Bylaws is only a summary and is qualified in its entirety by the full text of each of the foregoing.

     Mesa has entered into indemnification agreements with each of its directors and executive officers providing for indemnification to the fullest extent permitted by Nevada law. These agreements provide for specific procedures to better assure the directors’ and executive officers’ rights to indemnification, including procedures for directors and executive officers to submit claims, for determination of persons entitled to indemnification (including the allocation of the burden of proof and selection of reviewing party) and for enforcement of indemnification rights.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description
4	2005 Employee Stock Incentive Plan

5	Form of opinion rendered by Squire, Sanders & Dempsey L.L.P (including consent)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Counsel (see Exhibit 5)

24	Powers of Attorney (included on signature page)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this 7th day of June, 2005.

MESA AIR GROUP, INC., a Nevada corporation

By	/s/ George Murnane III

George Murnane III, Executive Vice President and Chief Financial Officer

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jonathan G. Ornstein and George Murnane III, and each or any of them, his or her attorney-in-fact, for him or her in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jonathan G. Ornstein	Chairman of the Board, Chief	June 7, 2005

Jonathan G. Ornstein	Executive Officer and Director

/s/ Daniel J. Altobello	Director	June 7, 2005

Daniel J. Altobello

/s/ Ronald R. Fogleman	Director	June 7, 2005

Ronald R. Fogleman

/s/ Maurice A. Parker	Director	June 7, 2005

Maurice A. Parker

/s/ Peter F. Nostrand	Director	June 7, 2005

Peter F. Nostrand

Signature	Title	Date
/s/ Robert Beleson	Director	June 7, 2005

Robert Beleson

/s/ Joseph L. Manson	Director	June 7, 2005

Joseph L. Manson

EXHIBIT INDEX

Exhibit		Page or
Number	Description	Method of Filing
4	2005 Employee Stock Incentive Plan	*

5	Form of opinion rendered by Squire, Sanders & Dempsey L.L.P (including consent)	*

23.1	Consent of Deloitte & Touche LLP	*

23.2	Consent of Counsel	See Exhibit 5

24	Powers of Attorney	See Signature Page

* Filed herewith.